TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of June  , 2025, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Congress Street, Boston, Massachusetts 02114 (“State Street” or the “Transfer Agent”), and GOLDENTREE OPPORTUNISTIC CREDIT FUND, a Delaware statutory trust having its principal office and place of business at 300 Park Avenue, 21st Floor, New York, NY 10022 (the “Fund”).

WHEREAS, the Fund is a closed-end management investment company that is operated as an interval fund;

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Appointment. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders (“Shareholders”) of the Fund and set out in the currently effective prospectus and Statement of Additional Information of the Fund (collectively, the “Prospectus”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent (the “Procedures”), the Transfer Agent shall:

(i)	establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)	receive orders for the purchase of Shares from the Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of a Fund as identified by the Fund (the “Custodian”);

(iii)	pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iv)	receive redemption and repurchase requests and redemption and repurchase directions from the Fund and deliver the appropriate documentation thereof to the Custodian;

(v)

with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

(vi)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption and/or repurchase, pay over or cause to be paid over in the appropriate manner such monies, net of required tax withholdings (as long as the Shareholder account has been setup for tax withholding per the instruction of the Shareholder), as instructed by the redeeming and/or tendering Shareholders;

(vii)

process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Fund;

(viii)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Fund;

(ix)	process and transmit payments for any dividends and distributions declared by the Fund on behalf of the Fund; and

(x)

record the issuance of Shares of the applicable Fund and maintain pursuant to U.S. Securities and Exchange Commission (“SEC”) Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares of each Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to:

maintaining Shareholder accounts, preparing Shareholder meeting lists, arranging for the distribution of Shareholder reports to current Shareholders, maintaining on behalf of the Fund such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, arranging for the preparation and mailing of confirmation forms and statements of account to Shareholders for all purchases, repurchases, and redemptions of Shares and other confirmable transactions in Shareholder accounts, arranging for the preparation and mailing of activity statements for Shareholders, and providing Shareholder account information.

(ii)	State Transaction (“Blue Sky”) Reporting. The Fund shall be solely responsible for its “blue sky” compliance and state registration requirements.

(iii)

Lost Shareholder Searches. The Transfer Agent shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the 1934 Act. If a Shareholder remains lost after the completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes and directs the Transfer Agent to escheat the assets in such lost Shareholder’s account to the U.S. state or territory in the shareholder’s account registration.

(iv)

Escheatment Laws. Notwithstanding Section 1.3(iii), the Fund shall be solely responsible for its compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(v)

Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase, repurchase, and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

(vi)

Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Fund or its agent may perform these services on the Fund’s behalf.

(vii)

Repurchase Pro Rata Calculation. In the event a Fund tender offer is oversubscribed, at the request of the Fund, the Transfer Agent will: (a) systematically calculate the pro rata portion of the Shares tendered by each repurchasing Shareholder which will be repurchased by the Fund, based upon (1) the repurchase cap set by the Fund, and (2) the pro rata calculation methodology provided by the Fund or as otherwise directed by the Fund; and (b) process the revised repurchase amounts for each repurchasing Shareholder upon approval from and direction by the Fund.

1.4

Authorized Persons. The Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue, repurchase, or redeem the Shares. The Fund agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Fund’s then-effective Prospectus, and the Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to the Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records to the extent that providing the due diligence records is not prohibited by law.

1.6

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6

It will comply in all material respects with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

4.1	The Fund is a statutory trust duly organized, existing and in good standing under the laws of its state of organization.

4.2	The Fund is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Fund to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Fund.

4.4	The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company.

4.5

A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

4.6

Where information provided by the Fund or the Fund’s investors includes information about an identifiable individual (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Fund acknowledges that the Transfer Agent may perform any of the services and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States and that information relating to the Fund, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Fund for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS SERVICES

5.1

The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers and trustees, to:

(i)

use such programs and databases solely on the Fund’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Fund or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

5.3

If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares, or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time and agreed to by the Fund.

5.4	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

5.5

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent shall at all times act in good faith and without negligence, fraud or willful misconduct in its performance of all duties and services performed under this Agreement. The Transfer Agent assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, fraud or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

In any event, the Transfer Agent’s cumulative liability for the term of the Agreement for any liability or loss, regardless of the form of action or legal theory, shall be limited to the fees (excluding expenses) received by the Transfer Agent under this Agreement during the preceding 12-month period. In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.	INDEMNIFICATION

7.1

The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Fund shall indemnify and hold the Indemnitees harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, fraud or willful misconduct;

(ii)	the Fund’s breach of any representation, warranty or covenant of the Fund hereunder;

(iii)	the Fund’s bad faith, negligence or willful misconduct;

(iv)	reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith and without negligence or willful misconduct, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors, including those received in hard copy, or by machine readable input, facsimile, data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent reasonably believed by the Transfer Agent to be authorized by the Fund; (b) any instructions or requests of the Fund or its officers, or the Fund’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Fund after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent, except to the extent such damages result from the Transfer Agent’s negligence, bad faith, fraud or willful misconduct;

(vii)	all actions relating to the transmission of Fund or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2

At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel (which may be Fund counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.	ADDITIONAL COVENANTS OF THE FUND AND THE TRANSFER AGENT

8.1

Records. In furtherance of the Fund’s compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours upon reasonable request by the Fund, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 10. The Transfer Agent further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. The records will be provided electronically in the format selected by the Transfer Agent, unless otherwise agreed by the parties. In the event that the Transfer Agent is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the records of the Fund or the Transfer Agent’s personnel as witnesses or deponents, the Fund agrees to pay the Transfer Agent for the Transfer Agent’s documented time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.

9.	CONFIDENTIALITY AND USE OF DATA

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under this Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, the Transfer Agent and/or its Affiliates may use any Confidential Information of the Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Fund, any Affiliate of the Fund, any investor of the Fund, or any investment of the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Fund acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

9.3

The Transfer Agent affirms that it has and will continue to have throughout the term of this Agreement, commercially reasonable procedures in place that are reasonably designed to comply with laws, rules and regulations applicable to the Transfer Agent related to the storage and dissemination of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending June  , 2026 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or such other time period as may be agreed between the parties hereto in writing, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund, the Fund shall pay Transfer Agent its compensation due as of the date of termination of the Agreement and shall reimburse Transfer Agent for its documented costs, expenses and disbursements accrued as of the date of termination of the Agreement. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Fund’s records as set forth herein.

In the event of: (i) the Fund’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund (or its respective successor), the Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent under this Agreement) and shall reimburse the Transfer Agent for its documented costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund is no longer viable, (b) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (c) the sale by the Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement.

11.	[RESERVED]

12.	ASSIGNMENT

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	DELEGATION; SUBCONTRACTORS

13.1

The Transfer Agent shall have the right, without the consent or approval of the Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”). The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

13.2

The Transfer Agent will provide the Fund with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time. Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2

Massachusetts Law to Apply. This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any conflict of laws rules.

14.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4

Data Protection. State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing, “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.9

Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12

Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

1776 Heritage Way

Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division

One Congress Street

Boston, MA 02114-2016

(b)	If to the Trust, to:

GoldenTree Opportunistic Credit Fund

300 Park Avenue, 21st Floor

New York, NY 10022

Attention: Chief Financial Officer

Telephone: +1 212-847-3546

Email: wzhong@goldentree.com

14.13

Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Fund may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

GOLDENTREE OPPORTUNISTIC CREDIT FUND

By:
Name:
Title: